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                       AGREEMENT AND PLAN OF MERGER
                               BY AND AMONG
                           FRONTIER CORPORATION,
                  ROCHESTER SUBSIDIARY TWENTY-EIGHT, INC.
                                    AND
                         WCT COMMUNICATIONS, INC.


     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is dated as of February 21, 1995 by and among FRONTIER CORPORATION, a New York business corporation ("Frontier"), ROCHESTER SUBSIDIARY TWENTY-EIGHT, INC., a Delaware corporation and a wholly-owned subsidiary of Frontier ("Sub") and WCT COMMUNICATIONS, INC., on behalf of itself and its direct and indirect subsidiaries, a Washington corporation ("WCT").

                           W I T N E S S E T H :

     WHEREAS, the parties entered into the Agreement and Plan of Merger dated as of November 8, 1994 (the "Original Merger Agreement");
     WHEREAS, the Original Merger Agreement was terminated pursuant to a termination notice dated February 20, 1995 delivered by Frontier to WCT;
     WHEREAS, the parties desire to enter into this Agreement to provide for the merger of Sub with and into WCT (the "Merger") and the other transactions contemplated by this Agreement, upon the terms and conditions set forth in this Agreement;
     WHEREAS, as a condition to their willingness to enter into this Agreement and consummate the transactions contemplated hereby, Frontier and Sub have required each of Richard Frockt ("Frockt") and Christopher E. Edgecomb ("Edgecomb"), contemporaneously with the execution and delivery of this Agreement, to execute and deliver a non-compete agreement among Frontier, WCT and Frockt and a non-compete agreement among Frontier, WCT and Edgecomb, respectively (together, the "Non-Compete Agreements"); and in order to induce Frontier and Sub to enter into this Agreement, Frockt and Edgecomb have agreed to execute and deliver such Non-Compete Agreements;
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     WHEREAS, as a further condition to their willingness to
enter into this Agreement and consummate the transactions contemplated hereby, Frontier and Sub have required that Frockt and Edgecomb agree to vote all of the shares of Common Stock, without par value, of WCT (the "WCT Common Stock") owned by each of them in accordance with the shareholder's agreements to be executed and delivered contemporaneously with the execution and delivery of this Agreement (together, the "Shareholder's Agreements"); and in order to induce Frontier and Sub to enter into this Agreement, Frockt and Edgecomb have each agreed to execute and deliver such Shareholder's Agreements;
     WHEREAS, as a condition to its willingness to enter into this Agreement and consummate the transactions contemplated hereby, WCT has required that Frontier loan to WCT the sum of $3,000,000 (the "Loan") as and when specified elsewhere in this Agreement, as evidenced by a promissory note to be executed and delivered by WCT contemporaneously with the making of the Loan (the "Note");
     WHEREAS, the consummation of the Merger pursuant to the Plan of Merger is conditioned, among other things, upon the fulfillment or performance on or before the Effective Time (as hereinafter defined) of the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Frontier, Sub and WCT hereby agree as follows:

ARTICLE I   -   THE MERGER
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     SECTION 1.1    The Merger.   Upon the terms and subject to
the conditions of this Agreement, and in accordance with the Washington Business Corporation Act ("Washington Law") and the Delaware General Corporation Law ("Delaware Law"), at the Effective Time (as defined in Section 2.2), Sub shall be merged with and into WCT. As a result of the Merger, the separate corporate existence of Sub shall cease and WCT shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At Frontier's election, the Merger may
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alternatively be structured so that (i) WCT is merged with and into Frontier, Sub or any other direct or indirect subsidiary of Frontier or (ii) any direct or indirect subsidiary of Frontier other than Sub is merged with and into WCT. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

     SECTION 1.2    Effective Time.   As soon as practicable
after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by delivering articles of merger (the "Articles of Merger") to the Secretary of State of the State of Washington and by filing this Agreement or a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Washington Law and Delaware Law (the date and time of the later to occur of the filing of the Articles of Merger with the Secretary of State of the State of Washington and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Articles of Merger and Certificate of Merger) being the "Effective Time").

     SECTION 1.3    Effects of the Merger.   The Merger shall
have the effects set forth in the applicable provisions of Washington Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of WCT and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of WCT and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4    Articles of Incorporation; By-Laws.   (a)
Unless otherwise determined by Frontier prior to the Effective Time, the Articles of Incorporation of the Surviving Corporation shall, as a result of the Merger, be changed so as to read in their entirety as closely as possible to the Certificate of
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Incorporation of Sub immediately prior to the Effective Time except, (i) that at the Effective Time Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of this Corporation is 'WCT Communications, Inc.' " and (ii) in the case of a merger where WCT is the Surviving Corporation, to the extent necessary to comply with or conform to Washington Law, until thereafter amended as provided by law and such Articles of Incorporation.
     (b) Unless otherwise determined by Frontier prior to the Effective Time, the By-Laws of the Surviving Corporation shall, as a result of the Merger, be changed so as to read in their entirety as closely as possible to the By-Laws of Sub immediately prior to the Effective Time except, in the case of a merger where WCT is the Surviving Corporation, to the extent necessary to comply with or conform to Washington Law, until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

     SECTION 1.5    Directors and Officers.   The directors of
Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of WCT immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

     SECTION 1.6    Conversion of Securities.   At the Effective
Time, by virtue of the Merger and without any action on the part of Sub, WCT or the holders of any of the following securities:
     (a) Each share of WCT Common Stock (a "Share") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 1.6(b), any Dissenting Shares (as defined in Section 1.8(a) and Shares owned by Sub) shall be cancelled, extinguished and converted into the right to receive $5.875, in cash (the "Merger Consideration") payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner
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provided in Section 1.9, less any required withholding taxes.
     (b) Each Share which is authorized but unissued immediately prior to the Effective Time and each Share owned by Frontier or Sub immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.
     (c) Each share of common, preferred or other capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of identical common, preferred or other capital stock of the Surviving Corporation.

     SECTION 1.7 Treatment of Employee Options and Warrants. Immediately prior to the Effective Time, each outstanding employee and director stock option and any related stock appreciation right (together, an "Employee Option") and each outstanding warrant to purchase Shares (a "Warrant") whether or not then exercisable shall be cancelled by WCT, and each holder of a cancelled Employee Option or Warrant shall be entitled to receive at the Effective Time or as soon as practicable thereafter (or, if later, the date six months and one day following the grant of an Employee Option if such delay is required by then applicable law) from WCT in consideration for the cancellation of such Employee Option or Warrant an amount in cash equal to the product of (i) the number of Shares previously subject to such Employee Option or Warrant and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Employee Option or Warrant.

     SECTION 1.8    Dissenting Shares.   (a)  Notwithstanding any
provision of this Agreement to the contrary, Shares which are outstanding immediately prior to the Effective Time and which are held by holders of Shares who have properly exercised dissenters' rights with respect to the Merger in accordance with RCW 23B.13, et seq., ("RCW 23B.13") of Washington Law (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration, but such holders of Shares shall be entitled to receive payment of the fair value of such Shares in accordance with the provisions of RCW 23B.13 unless and until such shareholders fail to perfect or shall have
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effectively withdrawn or lost their rights to receive payment of the fair value for such Shares under RCW 23B.13. If, after the Effective Time, any such shareholder fails to perfect or shall have effectively withdrawn or lost such rights, such Shares shall thereupon be deemed to have been converted into and become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates formerly representing such Shares in the manner provided in Section 1.9, less any required withholding taxes.
     (b) WCT shall give Frontier (i) prompt notice of any demands for payment pursuant to RCW 23B.13 received by WCT, withdrawals of such demands, and any other instruments served pursuant to Washington Law and received by WCT and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under Washington Law. WCT shall not, except with the prior written consent of Frontier, make any payment with respect to any such demands for payment or offer to settle or settle any such demands.

     SECTION 1.9    Surrender of Shares; Stock Transfer Books.
(a) Prior to the Effective Time, Sub shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.6(a) and Section 1.7. When and as needed, Frontier or Sub will make available to the Paying Agent sufficient funds to make all payments pursuant to Section 1.9(b). Such funds shall be invested by the Paying Agent as directed by Sub or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500,000,000. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Frontier, as Frontier directs.
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     (b)  Promptly after the Effective Time, the Surviving
Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.
     (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof
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with respect to the Merger Consideration payable upon due
surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     (d) At the Effective Time, the stock transfer books of WCT shall be closed and thereafter there shall be no further registration of transfers of shares of the WCT Common Stock on the records of WCT. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

ARTICLE II   -   THE CLOSING
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     Subject to Article VIII, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place on a date to which Frontier and WCT may agree (the "Closing Date"), provided that in the absence of an agreement by the parties to the contrary the Closing shall take place at 10:00 a.m., New York City time, on the fifth business day after the later to occur of satisfaction or waiver of the conditions to Closing set forth in
Article VII. The Closing shall be held at the offices of Frontier in Rochester, New York, or at such other place as to which the parties shall agree.

ARTICLE III   -    REPRESENTATIONS AND WARRANTIES OF WCT
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     WCT hereby represents and warrants to Frontier and Sub that, except as set forth on Schedule 3, attached hereto and made a part hereof:

     SECTION 3.1 Organization and Qualification; Subsidiaries. Each of WCT and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental
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approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). Each of WCT and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to either have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby. When used anywhere in this Agreement in connection with WCT or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets, financial condition, or results of operations of each of WCT , West Coast Telecommunications, Inc. ("West Coast") and Business Telemanagement, Inc. ("BTI") (each of West Coast and BTI being known herein as a "Significant Subsidiary"), in each case taken as a whole as to WCT or any one of its Significant Subsidiaries individually.

     SECTION 3.2    Articles of Incorporation and By-Laws.   WCT
has heretofore furnished to Frontier a complete and correct copy of the Articles of Incorporation and the By-Laws of WCT as currently in effect. Such Articles of Incorporation, By-Laws and any organizational minutes of the incorporator of WCT and its Board of Directors are in full force and effect and no other organizational documents are applicable to or binding upon WCT. WCT is not in violation of or in conflict with any of the provisions of its Articles of Incorporation or By-Laws.

     SECTION 3.3 Capitalization. The authorized capital stock of WCT consists of 100,000,000 shares of the WCT Common Stock and 10,000,000 shares of Preferred Stock, without par value (collectively, "WCT Preferred Stock"). As of February 20, 1995,
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(i) 14,728,606 shares of the WCT Common Stock are issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) no shares of the WCT Common Stock are authorized but unissued, (iii) an aggregate of 971,617 shares of the WCT Common Stock are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Employee Options issued pursuant to the Plans (as defined in Section 3.10), and (iv) 276,000 shares of WCT Common Stock are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of Warrants. No shares of WCT Preferred Stock are issued and outstanding. Except as set forth above and except as a result of the exercise of outstanding Employee Options and Warrants as of February 20, 1995, there are outstanding (i) no shares of capital stock or other voting securities of WCT, (ii) no securities of WCT convertible into or exchangeable for shares of capital stock or voting securities of WCT, (iii) no options or other rights to acquire from WCT, and no obligation of WCT to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of WCT and (iv) no equity equivalents, interests in the ownership or earnings of WCT or other similar rights (collectively, "WCT Securities"). There are no outstanding obligations of WCT or any of its subsidiaries to repurchase, redeem or otherwise acquire any WCT Securities.
There are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of WCT or any of its subsidiaries to which WCT or any of its subsidiaries is a party. All shares of the WCT Common Stock subject to issuance as provided above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. Except as provided pursuant to Section 2.7 of this Agreement, there are no outstanding contractual obligations of WCT or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the WCT Common Stock or the capital stock of any subsidiary or, except as described below, to provide funds to or
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make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity, nor has WCT granted any guarantees for the benefit of any unrelated entities. WCT has not adopted a shareholders' rights plan.
Each of the outstanding shares of capital stock of each of WCT's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. WCT has delivered to Frontier prior to the date hereof a list of the subsidiaries and associated entities of WCT which evidences, among other things, the amount of capital stock or other equity interests owned by WCT, directly or indirectly, in such subsidiaries or associated entities. No entity in which WCT owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all such other entities, material to the business of WCT and its subsidiaries taken as a whole.

     SECTION 3.4    Authority Relative to This Agreement.   WCT
has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Upon approval of this Agreement by the Board of Directors of WCT, this Agreement will be duly and validly executed and delivered by WCT and the consummation by WCT of the transactions contemplated hereby will be duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of WCT will then be necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval of this Agreement by the holders of two-thirds of the outstanding Shares if and to the extent required by applicable law, and the filing of appropriate merger documents as required by Washington Law and Delaware Law). Once this Agreement has been duly and validly executed and delivered by WCT and, assuming the due authorization, execution and delivery hereof by Frontier and Sub, it shall constitute a legal, valid and binding obligation of WCT enforceable against WCT in accordance with its terms, except that such enforceability
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(i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity. Once the Board of Directors of WCT has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Merger Consideration to be paid to the holders of the Shares, are fair to and in the best interests of the holders of the Shares, (ii) adopted this Agreement, approved each of the Shareholder's Agreements and each of the Non-Compete Agreements and the letter amendment to the September 2, 1994 confidentiality agreement between WCT and Frontier, and approved the transactions contemplated hereby and thereby and
(iii) resolved to recommend that the shareholders of WCT vote their Shares in favor of the Merger and approve this Agreement and the transactions contemplated hereby (the "Board Action"),
(A) the limitations on "interested shareholder transactions" contained in RCW 23B.17.020 of Washington Law shall be rendered inapplicable to the transactions contemplated hereby and thereby and (B) the only vote required to authorize the Merger shall be the affirmative vote of two-thirds of the outstanding Shares. In addition, once such actions have been taken, neither RCW 23B.19.101, et seq., of Washington Law nor any similar provision shall be applicable to the transactions contemplated hereby or thereby.

     SECTION 3.5    No Conflict; Required Filings and Consents.
(a) The execution, delivery and performance of this Agreement by WCT do not and will not: (i) conflict with or violate the Articles of Incorporation or By-Laws of WCT or the equivalent organizational documents of any of its Significant Subsidiaries;
(ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such subsection have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to WCT or any of its Significant Subsidiaries or by which its or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a
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material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of WCT or any of its Significant Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which WCT or any of its Significant Subsidiaries is a party or by which WCT or any of its Significant Subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger (any of such effects being known as "Prevention Effect") or which would cause a Material Adverse Effect.
     (b) The execution, delivery and performance of this Agreement by WCT and the consummation of the Merger by WCT do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) applicable requirements, if any, of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities, takeover and Blue Sky laws, the Federal Communications Act of 1934, as amended, and state utility or telecommunication regulatory laws, (ii) the filing and recordation of appropriate merger or other documents as required by Washington Law and Delaware Law, and (iii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain would not reasonably be expected to (x) cause a Prevention Effect or a Material Adverse Effect or (y) otherwise prevent or delay WCT from performing its obligations under this Agreement.

     SECTION 3.6    Compliance.   Neither WCT nor any of its
Significant Subsidiaries is in conflict with, or in default or violation of, the conflict, default or violation of which would have a Material Adverse Effect, (i) any law, rule, regulation, order, judgment or decree applicable to WCT or any of its Significant Subsidiaries or by which its or any of their
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respective properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which WCT or any of its Significant Subsidiaries is a party or by which WCT or any of its Significant Subsidiaries or its or any of their respective properties are bound or affected.

     SECTION 3.7    SEC Filings; Financial Statements.   (a)  WCT
and, to the extent applicable, each of its then or current subsidiaries, has filed all forms, reports, statements and documents required to be filed with the SEC (collectively, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, each as in effect on the date so filed. WCT has heretofore delivered or promptly will deliver to Frontier, in the form filed or to be filed with the SEC (including any amendments thereto),
(i) its (and, to the extent applicable, its subsidiaries') Annual Reports on Form 10-K for each of the three fiscal years ended
May 31, 1992, the period ended June 30, 1992 and the two fiscal years ended June 30, 1993 and 1994 and its Quarterly Reports on Form 10-Q for each of the quarterly periods ended March 31, 1994, September 30, 1994, and December 31, 1994 and thereafter, (ii)
all definitive proxy statements relating to WCT's (and such subsidiaries') meetings of shareholders (whether annual or special) and (iii) all other reports or registration statements filed by WCT (and such subsidiaries) with the SEC. None of such forms, reports or documents (including but not limited to any financial statements or schedules included or incorporated by reference therein) filed by WCT and its then or current subsidiaries contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Frontier prior to the date hereof), none of the SEC Reports filed by WCT prior to the date hereof contains any untrue statement of a material fact or omits to
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state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (b) Each of the audited and unaudited consolidated interim financial statements of WCT (including, in each case, any related notes thereto) included or to be included in its Annual Reports on Form 10-K for each of the three fiscal years ended May 31,
1992 and June 30, 1993 and 1994 and the period ended June 30,
1992 and in its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 1994, September 30, 1994, and December 31, 1994 and thereafter, which have previously been or will be furnished to Frontier, has been or will be prepared in accordance with GAAP (as defined in Section 9.3(d) below) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents or will present the consolidated financial position of WCT and its subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments.
     (c) Except as and to the extent set forth on the consolidated balance sheet of WCT and its subsidiaries at
December 31, 1994, neither WCT nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1994 which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (d) The accounts, notes and other receivables, whether current or non-current, of each of WCT and each of its subsidiaries shown on the most recent consolidated balance sheets delivered to Frontier prior to the date hereof were generated in the ordinary course. To the knowledge of WCT, the reserves in the consolidated balance sheets of WCT for doubtful accounts are adequate.
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     (e)  WCT has heretofore furnished to Frontier a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by WCT with the SEC pursuant to the Securities Act or the Exchange Act.
     (f) WCT shall not be deemed to be in violation of the representations and warranties set forth in this Section 3.7 to the extent it is required under GAAP and the applicable rules and regulations of the SEC as advised by Deloitte & Touche LLP and its independent counsel to restate WCT's consolidated financial statements for prior periods (the "Restatements") and, as advised by its independent counsel, to file amended reports with the SEC to reflect the Restatements, provided that the Restatements (i) are not materially inconsistent with the information that Frontier has been provided with prior to the date hereof regarding such potential restatements and (ii) are in form reasonably satisfactory to Frontier;

     SECTION 3.8 Absence of Certain Changes or Events. Since December 31, 1994, except as set forth on Schedule 3 attached hereto and made a part hereof or contemplated by this Agreement or disclosed in the SEC Reports filed since that date and up to the date of this Agreement, WCT and each of its subsidiaries has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any condition, event or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or prevent or delay WCT from performing its obligations under this Agreement, (ii) any change by WCT in its accounting methods, principles or practices, (iii) any revaluation by WCT of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (iv) any entry by WCT or any of its subsidiaries into any commitment or transactions material to WCT or to any one of its Significant Subsidiaries, taken as a whole as to any one of WCT or any one of its Significant Subsidiaries, (v) any declaration, setting aside or payment of any dividends or distributions in respect of the Shares or any
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redemption, purchase or other acquisition of any of its
securities, or (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any officers or employees compensated in excess of $100,000 per year of WCT or any of its subsidiaries, except in the ordinary course of business and consistent with past practice.

     SECTION 3.9    Absence of Litigation.   Except as disclosed
on Schedule 3 attached hereto and made a part hereof or with reasonable specificity in the SEC Reports filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of WCT, threatened, in writing, against WCT or any of its subsidiaries, or any properties or rights of WCT or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign in which the amount in controversy exceeds $50,000 or seeks materially to delay or prevent the consummation of the transactions contemplated hereby. As of the date hereof, neither WCT nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award of any court or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

     SECTION 3.10   Employee Benefits; Labor.   (a)  WCT
maintains no employee benefit plans, programs and arrangements, whether or not subject to ERISA (other than welfare plans (within the meaning of Section 3(l) of ERISA)) and the WCT Nonqualified Stock Option Plan and the WCT Incentive Stock Option Plan (collectively the "Option Plans"). None of the Plans promises or provides retiree medical or life insurance benefits. Each Plan has been operated in all respects in accordance with its terms
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and the requirements of applicable law, except to the extent that such violation would not have a Material Adverse Effect. All insurance premiums to the extent then due and payable with respect to the Plans as of the Effective Time have been paid or will be paid prior thereto and adequate reserves have been provided for on WCT's balance sheet for any premiums attributable to service on or prior to the Effective Time. No Plan (other than the Option Plans) contains a provision which could result in the payment to any employee of any money, property or other rights (or which could accelerate or provide money, property or other rights) because of the execution of this Agreement or the consummation of the Merger. No event or condition exists which could result in any liability to WCT under Sections 4069 or 4212(c) of ERISA or as a result of any employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored by any member of its Control Group, which liability would have a Material Adverse Effect.
     (b) None of WCT or any of its subsidiaries is a party to any collective bargaining agreement nor is any such contract being negotiated with WCT or any of its subsidiaries. There is no unfair labor practice charge or, to the knowledge of WCT, unfair labor practice complaint pending or threatened, with regard to any employees of WCT or its subsidiaries. There is no labor strike, slowdown, work stoppage, or lockout in effect, threatened against or otherwise affecting WCT or its subsidiaries and WCT has not experienced any such labor controversy. No representation question exists or has been raised respecting employees of WCT or its subsidiaries, nor to the knowledge of WCT are there any campaigns being conducted to solicit cards from the employees of WCT or any subsidiary to authorize representation by any labor organization. None of WCT or any of its subsidiaries is party to, or otherwise bound by, any consent decree with, or, to the knowledge of WCT, citation by, any governmental authority relating to any of their employees or employment practices.

     SECTION 3.11   Tax Matters.   WCT and each of its
subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which WCT or any of its subsidiaries is or has been a member has timely filed all Tax
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Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in accordance with GAAP in its financial statements for any Taxes that have not been paid, and as to which no returns are yet due. None of WCT or any of its subsidiaries is currently being audited or has received any notice of an impending audit with respect to Taxes or Tax Returns. As used herein, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

     SECTION 3.12 Environmental Matters. Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (after taking into account any reserves therefor reflected in the most recent financial statements included in the SEC Reports filed prior to the date hereof):
     (a) WCT and its subsidiaries hold, and are in compliance with, all Environmental Permits, and WCT and its subsidiaries are in compliance with all applicable Environmental Laws;
     (b) None of WCT or its subsidiaries has received, nor to the knowledge of WCT is there threatened, any Environmental Claim, nor are there any circumstances, conditions or events that would reasonably be expected to give rise to any Environmental Claim against WCT or any of its subsidiaries;
     (c) None of WCT or its subsidiaries has entered into or agreed to any consent decree or order under any Environmental Law, and none of WCT or its subsidiaries is the subject of any pending or, to the knowledge of WCT, threatened judgment, decree, order or other requirement of any governmental authority or
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private party relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of regulated substances under any Environmental Law;
     (d) There are no (i) underground storage tanks, (ii) polychlorinated biphenyls, (iii) asbestos or asbestos-containing materials or (iv) Hazardous Materials present at any facility currently owned, leased or operated by WCT or any of its subsidiaries that could reasonably be expected to give rise to liability of WCT or any of its subsidiaries under any Environmental Laws or otherwise result in any cost or expense to WCT or any of its subsidiaries; and
     (e) There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by WCT or any of its subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials by WCT or any of its subsidiaries, that would reasonably be expected to give rise to liability of WCT or any of its subsidiaries under any Environmental Laws or any contract or agreement relating to Environmental Claims.
          For purposes of this Agreement, the following terms shall have the following meanings:
          "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for emergency actions, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by WCT or any of its subsidiaries, or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.
          "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required
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     for WCT and the operations of WCT's and its subsidiaries'
     facilities, and otherwise to conduct their respective businesses under Environmental Laws.
          "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.
          "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances regulated pursuant to any Environmental Law.

     SECTION 3.13   Intellectual Property.   None of WCT or any
of its subsidiaries has received any written notice, nor do any of them have any knowledge that: WCT and each of its subsidiaries does not own, or is not duly licensed to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; the use of any Intellectual Property by WCT and its subsidiaries infringes on or otherwise violates the rights of any person; any product or service (or component thereof or process) used or sold by and/or for, or supplied to, WCT and each of its subsidiaries infringes or otherwise violates the Intellectual Property of any other person; or any person is challenging, infringing on or otherwise violating any right of WCT or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to WCT and its subsidiaries. For purposes of this Agreement, "Intellectual Property" shall mean computer software and
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firmware; trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

     SECTION 3.14   Proxy Statement.   Neither the proxy
statement to be sent to the shareholders of WCT in connection with the Shareholders Meeting (as defined in Section 6.1) or the information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Shareholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. notwithstanding the foregoing, WCT makes no representation or
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warranty with respect to any information supplied by Frontier or
Sub or any of their respective representatives which is contained in the Proxy Statement. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event or circumstance relating to WCT or any of its subsidiaries, or any of their respective officers or directors, shall be discovered by WCT which should be set forth in an amendment or supplement to the Proxy Statement, WCT shall promptly notify Frontier of that fact, amend or supplement the Proxy Statement to reflect such fact, and provide Frontier a copy of such amendment or supplement.

     SECTION 3.15   Brokers.   No broker, finder or investment
banker (other than the Financial Adviser) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of WCT. WCT has heretofore furnished to Frontier a complete and correct copy of all agreements between WCT and the Financial Adviser pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

     SECTION 3.16   Billing Practices.   WCT and its subsidiaries
bill their customers for domestic service (except for calls originated through operator services) at time point 6 to time point 7, unless otherwise specified in a written contract, except as would not have a Material Adverse Effect. In no event is the bill duration of a call greater than time point 1 to time point
7. Rounding practices employed by WCT and its subsidiaries are substantially consistent with industry practices.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF FRONTIER AND SUB
- ---------------------------------------------------------------
     Frontier and Sub hereby, jointly and severally, represent and warrant to WCT that:

     SECTION 4.1    Corporate Organization.   (a)  Frontier is a
corporation duly organized, validly existing and in good standing
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under the laws of the State of New York and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to cause a Prevention Effect.
     (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to cause a Prevention Effect.

     SECTION 4.2 Authority Relative to This Agreement. Frontier and Sub have all necessary corporate power to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. Upon approval of this Agreement by the Board of Directors of Frontier or any committee thereof or by any officer of Frontier acting pursuant to authority delegated to such officer by the Board of Directors of Frontier (the "Delegated Authority"), this Agreement will be duly and validly executed and delivered by Frontier and Sub and the consummation by Frontier and Sub of the transactions contemplated hereby will be duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Frontier and Sub will then be necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval of this Agreement by the holders of two-thirds of the outstanding Shares if and to the extent required by the applicable law, and the filing of the appropriate merger documents as required by Washington Law and Delaware Law). Once this Agreement has been duly and validly executed and delivered by Frontier and Sub and, assuming the due authorization, execution and delivery hereof by WCT, it shall constitute a
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legal, valid and binding obligation of each such corporation enforceable against such corporation in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     SECTION 4.3    No Conflict; Required Filings and Consents.
     (a) The execution, delivery and performance of this Agreement by Frontier and Sub do not and will not: (i) conflict with or violate the respective certificates of incorporation or by-laws of Frontier or Sub; (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such subsection have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Frontier or Sub or by which either of them or their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Frontier or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Frontier or Sub is a party or by which Frontier or Sub or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to cause a Prevention Effect.
     (b) The execution, delivery and performance of this Agreement by Frontier and Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) applicable requirements, if any, of the laws referred to in clause (i) of the exception to Section 3.5(b)(i); (ii) the filing and recordation of appropriate merger or other documents as required
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by Washington Law and Delaware Law; and (iii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to cause a Prevention Effect.

     SECTION 4.4    Proxy Statement.   The information supplied
by Frontier for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Shareholders Meeting (as defined in Section 6.1) or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, Frontier and Sub make no representation or warranty with respect to any information supplied by WCT or any of its representatives which is contained in any of the foregoing documents.

     SECTION 4.5    Absence of Litigation.   There is no suit,
claim, action, proceeding or investigation pending or to the knowledge of Frontier or Sub, threatened, in writing, against Frontier or Sub which could cause a Prevention Effect.

     SECTION 4.6    Brokers.   No broker, finder or investment
banker (other than Lazard Freres & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Frontier or Sub.

ARTICLE V   -   CONDUCT OF BUSINESS PENDING THE MERGER
- ------------------------------------------------------
     SECTION 5.1    Conduct of Business of WCT Pending the
Merger.   WCT covenants and agrees that, during the period from
the date hereof to the Effective Time, except pursuant to the
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terms hereof or as disclosed with reasonable specificity in the
SEC Reports filed prior to the date hereof, on Schedule 5, attached hereto and made a part hereof, or unless Frontier shall otherwise agree in writing, the businesses of WCT and its subsidiaries shall be conducted only in, and WCT shall not take any action and its subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and WCT and its subsidiaries shall each use its reasonable best efforts (i) to preserve substantially intact the business organization of WCT and its subsidiaries, (ii) to keep available the services of the present officers, employees and consultants of WCT and its subsidiaries and (iii) to preserve the present relationships of WCT and its subsidiaries with customers, suppliers and other persons with which WCT or any of its subsidiaries has significant business relations. By way of amplification and not limitation, neither WCT nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following, except as contemplated by this Agreement or as previously disclosed with reasonable specificity in the SEC Reports filed prior to the date hereof, or except in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws, without the prior written consent of Frontier, such consent not to be unreasonably withheld or delayed:
     (a) Amend or otherwise change its Articles of Incorporation or By-Laws or equivalent organizational documents;
     (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (i) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of WCT or any of its subsidiaries (except for the issuance of shares of the WCT Common Stock issuable in accordance with the terms of outstanding Employee Options or Warrants outstanding as of February 20, 1995) or (ii) any assets of WCT or any of its subsidiaries, except for sales of services and products in the ordinary course of business
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and in a manner consistent with past practice;
     (c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
     (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;
     (e) (i) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (ii) incur any obligation for borrowed money, long term or short term debt (as defined in accordance with GAAP), but excluding the Loan, or issue any debt securities having a maturity of any duration (other than items classified, in accordance with GAAP, on the WCT financial statements as "accounts payable", "accrued and other liabilities", "deferred compensation" and "income taxes accrued but not paid"), whether or not incurred prior to the date hereof, and calculated as if WCT's financial statements as of December 31, 1994, incorporated those items reflected in the review by Price Waterhouse, LLP of WCT's financial statements as of December 31, 1994 (together, the "Funded Debt"), which shall total no more, in the aggregate, than $44,000,000; (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person; (iv) enter into any employment contract or agreement or any other contract or agreement other than in the ordinary course of business consistent with past practice; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
Section 5.1(e);
     (f) Except as set forth on Schedule 3, as previously approved by Frontier or to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of WCT or its subsidiaries who are not officers or directors of WCT in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not
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currently required to be paid under existing severance plans to, or enter into any employment, consulting or severance agreement with any present or former director, officer or other employee of WCT or any of its subsidiaries (other than an agreement entered into in exchange for a release by an employee who is not an officer or director, of any and all claims against WCT following such employee's termination of employment, but only if the aggregate amount payable to any terminated employee under any such agreement does not exceed $100,000 and the aggregate amount payable pursuant to all such agreements does not exceed $1,000,000), or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, or grant any stock options or stock-based compensation to any directors, officers or employees;
     (g) Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;
     (h) Make any tax election or settle or compromise any material federal, state, local or foreign tax liability;
     (i) Take any action, including but not limited to introducing a new service or product, which, in the good faith judgment of WCT, is reasonably likely to result in any claim that WCT has violated applicable laws, rules or regulations or any rights of any other person;
     (j) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of WCT or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger);
     (k) Pay, discharge, satisfy or settle any claims, actions, suits, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, satisfaction or settlement (i) of actions involving less than $100,000 which also involve no form of injunctive relief, (ii) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against
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in the financial statements of WCT, (iii) incurred in the
ordinary course of business and consistent with past practice or
(iv) of In Re WCT Securities Litigation, all actions, United States District Court for the Central District of California Master File No. 94-6524-JMI (BQRx) (the "Class Action Suit"); provided, however, that: (A) WCT shall notify Frontier of any proposal made by the plaintiffs to settle the Class Action Suit,
(B) WCT's authority to settle the Class Action Suit shall not exceed the sum of $4,000,000 in the aggregate for the payment to the plaintiffs therein and their counsel (exclusive of all amounts paid or payable by insurance companies or by other parties to or on behalf of WCT), and (C) if Frontier recommends that WCT accept any settlement offer proposed by the plaintiffs and WCT rejects such offer WCT's authority to settle the Class Action Suit in accordance with this Section 5.1(k) shall immediately expire; or
     (l) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 5.1(a) through 5.1(k) or any action which would make any of the representations or warranties of WCT contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken.

     SECTION 5.2    Network Transition.   Notwithstanding the
above, and to the extent not violative of any contracts, arrangements or agreements, written or oral, to which any party hereto or any of its subsidiaries or affiliates is a party, WCT shall cause each of its subsidiaries and Frontier shall cause each of its long distance subsidiaries ("Frontier Communications International") to take the actions reasonably necessary to begin to transition their respective switched long distance traffic of each other for termination, provided that the aggregate rates charged by one to the other therefor are comparable to those then paid by WCT and its subsidiaries and Frontier Communications International, in the aggregate, to interexchange carriers unaffiliated with either WCT or Frontier Communications International for termination in the areas served by the networks of WCT, its subsidiaries and Frontier Communications International. In addition, WCT shall assist Frontier Communications International in any network optimization and
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other synergistic issues identified by Frontier Communications
International as necessary for Frontier Communications International's future business plans.

ARTICLE VI   -   ADDITIONAL AGREEMENTS
- --------------------------------------
     SECTION 6.1    Shareholders Meeting.   WCT, acting through
its Board of Directors, shall (i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Shareholders Meeting") and (ii) subject to its fiduciary duties under applicable law, exercised after consultation with independent legal counsel, (A) include in the Proxy Statement the unanimous recommendation of the Board of Directors that the shareholders of WCT vote in favor of the approval of this Agreement and the transactions contemplated hereby and the written opinion of the Financial Adviser that the Merger Consideration to be received by the shareholders of WCT is fair to such shareholders and (B) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its shareholders.

     SECTION 6.2    Proxy Statement.   WCT shall use its
reasonable best efforts to have cleared by the SEC the Proxy Statement with respect to the Shareholders Meeting. Frontier, Sub and WCT will cooperate with each other in the preparation of the Proxy Statement; without limiting the generality of the foregoing, each of Frontier and Sub will furnish to WCT the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. WCT agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to WCT's shareholders at the earliest practicable time.

     SECTION 6.3    Access to Information; Confidentiality.   (a)
From the date hereof to the Effective Time, WCT shall, and shall cause its subsidiaries, officers, directors, employees, auditors
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and other agents to, afford the officers, employees, auditors and other agents of Frontier, and financing sources who shall agree to be bound by the provisions of this Section 6.3 as though a party hereto, complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Frontier and such financing sources with all financial, operating and other data and information as Frontier, through its officers, employees or agents, or such financing sources may from time to time request. In accordance with this Section 6.3(a), WCT shall provide, at WCT's expense upon Frontier's request, suitable office space in WCT's offices and administrative support for no more than four employees or agents of Frontier to observe the operation and management of WCT and its subsidiaries (the "Observers"). The Observers shall have no authority to direct or control the actions or decisions of WCT or its employees, nor to bind Frontier to any waiver, consent or approval permitted or required under this Agreement. Nonetheless, WCT shall provide copies to the Observers of each material contract, purchase order, letter, memorandum and any other material document relating to the business of WCT and addressed to any person except to the extent that any such document contains information subject to attorney-client or other similar privilege. WCT shall review with the Observers each and every accounting entry in excess of $10,000 to be made on the books of WCT. Within five business days of the presentation to the Observers of WCT's proposed accounting treatment, the Observers shall inform WCT of their recommended accounting treatment for each such entry, which shall be consistent with GAAP. WCT is not obligated to adopt any such accounting treatment, but such treatment shall form the basis upon which Frontier shall evaluate WCT's compliance with the various financial covenants and conditions to Closing contained in this Agreement.
     (b) Each of Frontier and Sub will hold and will cause its officers, employees, auditors and other agents to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning WCT and its subsidiaries furnished to Frontier or Sub in connection with the transactions contemplated in this Agreement (except to the extent that such
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information can be shown to have been (i) previously known by
Frontier or Sub from sources other than WCT, or its directors, officers, auditors or other agents, (ii) in the public domain through no fault of Frontier or Sub or (iii) later lawfully acquired by Frontier or Sub on a non-confidential basis from other sources who are not known by Frontier or Sub to be bound by a confidentiality agreement (after inquiry of such sources) or otherwise prohibited from transmitting the information to Frontier or Sub by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other person, except its auditors and other advisors in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained for a period of three years from the date hereof and, if requested by or on behalf of WCT, Frontier and Sub will, and will use all reasonable efforts to cause their auditors and other agents to, return to WCT or destroy all copies of written information furnished by WCT to Frontier and Sub or their agents, representatives or advisors.
It is understood that Frontier and Sub shall be deemed to have satisfied their obligation to hold such information confidential if they exercise the same care as they take to preserve confidentiality for their own similar information.
     (c) No investigation pursuant to this Section 6.3 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     SECTION 6.4    No Solicitation of Transactions.   WCT, its
affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, WCT or any of its subsidiaries or any business combination with WCT or any of its subsidiaries. WCT may, directly or indirectly, furnish information and access, in each case only in response to a request for such information or access to any person made after the date hereof which was not encouraged, solicited or initiated by WCT or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after
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the date hereof, pursuant to appropriate confidentiality
agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction (including an exchange of stock or assets) involving WCT or any subsidiary or division of WCT, if such entity or group has submitted a written proposal to the Board relating to any such transaction and failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law. The Board shall provide a copy of any such written proposal to Frontier
immediately after receipt thereof.   WCT shall keep Frontier
promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. Except as set forth in this Section 6.4, neither WCT or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Frontier and Sub, any affiliate or associate of Frontier and Sub or any designees of Frontier or Sub) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions (including an exchange of stock or assets) involving WCT or any subsidiary or division of WCT; provided, however, that nothing in this Section 6.4 shall prevent the Board from taking, and disclosing to WCT's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board shall not recommend that the shareholders of WCT tender their Shares in connection with any such tender offer unless failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law. WCT agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which WCT is a party, unless failing to release such third party or waive such provisions would constitute a breach of the Board's fiduciary duty under applicable law.

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     SECTION 6.5    Employee Matters.    Frontier shall cause WCT
and the Surviving Corporation to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date hereof for all employees (and former employees) and directors (and former directors) of WCT. Frontier and WCT agree that WCT and the Surviving Corporation shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect and disclosed to Frontier as of the date hereof. Nothing in this Agreement shall require the continued employment of any person or prevent WCT and/or the Surviving Corporation from taking any action or refraining from taking any action which WCT could take or refrain from taking prior to the Effective Time.

     SECTION 6.6 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts: to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to (i) cooperation in the preparation and filing of the Proxy Statement, any required filings under the HSR Act and other laws described in clause (i) of each of Sections 3.5(b) and 4.3(b) (including, without limitation, any required filings with any state agencies regulating the operations of WCT and its subsidiaries), and any amendments to any thereof and (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with WCT and its subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and
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directors of each party to this Agreement shall use their
reasonable best efforts to take all such necessary action.

     SECTION 6.7    Public Announcements.   Frontier and WCT
shall mutually agree on the form and content of any public announcement which shall be made concerning this Agreement or the transactions contemplated hereby and neither Frontier nor WCT shall make any such public announcement without the consent of the other, which consent shall not be unreasonably withheld or delayed, provided that nothing herein shall prohibit Frontier or WCT from making any public announcement or other disclosure required by law or the policy of any exchange on which such party's securities are listed, provided that such announcement or disclosure shall be previously approved by the other party, which approval shall not be unreasonably withheld or delayed, unless any law, rule or regulation makes obtaining such prior approval impracticable.

     SECTION 6.8    Disposition of Litigation.   WCT agrees that
it will not settle any litigation currently pending, or commenced after the date hereof, against WCT or any of its directors by any shareholder of WCT relating to this Agreement, without the prior written consent of Frontier.

     SECTION 6.9    State Takeover Laws.   WCT shall, at the
request of Frontier, take all necessary steps to assist in any challenge by Frontier to the validity or applicability to the transactions contemplated by this Agreement, including the Merger and the Shareholder's Agreements or any other agreements entered into contemporaneously with this Agreement or subsequent thereto in connection with such transactions, of any state takeover law.

     SECTION 6.10   Directors' and Officers' Indemnification and
Insurance.
     (a) The By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article IX of the By-laws of WCT, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals
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who at the Effective Time were directors, officers, agents or employees of WCT or otherwise entitled to indemnification pursuant to Article IX of WCT's By-Laws.
     (b) Frontier shall use its reasonable best efforts to cause to be maintained in effect for three years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by WCT (provided that Frontier may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters occurring prior to the Effective Time to the extent available; provided, however, that in no event shall Frontier or WCT be required to expend more than an amount per year equal to 150% of current annual premiums paid by WCT. Subject to the foregoing, from and after the Closing, the Surviving Corporation will maintain all rights to indemnification (including rights with respect to the advancement of expenses incurred in defense of any action or suit) and exculpation existing on the date of this Agreement in favor of current or former directors, officers and employees of WCT (the "Indemnified Parties") as provided in WCT's Articles of Incorporation and Bylaws or in indemnification agreements in existence as of the date of this Agreement. The Surviving Corporation shall not take any action with a purpose to hinder, delay or make more difficult the exercise of such rights of indemnification or exculpation or the ability of the Surviving Corporation to provide such indemnification. This Section 6.10 is intended to be for the benefit of and to grant third party rights to the Indemnified Parties whether or not they are parties to this Agreement and each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.10.

     SECTION 6.11 Applications to the FCC and Other Regulatory Agencies. Frontier, Sub, WCT and its subsidiaries shall join in applications to those state telecommunications or utility regulatory authorities ("PUCs) having jurisdiction over the change of control of WCT and its subsidiaries and the Federal Communications Commission (the "FCC") (the FCC and the PUCs being, together, the "Regulators"), requesting their approval and authorization of the transactions contemplated by this Agreement.
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Thereafter Frontier, Sub and WCT shall cooperate with each other and shall take such actions as are reasonable, necessary and proper to obtain expeditious, favorable action by the Regulators.

     SECTION 6.12   HSR Act.   The parties shall cooperate with
each other and take such actions as are reasonable, necessary and proper to respond to any requests for additional information in connection with the filing with the Federal Trade Commission and the United States Department of Justice, Antitrust Division, such applications, forms and supporting documents as are required pursuant to the HSR Act.

     SECTION 6.13   Commitments from Wholesalers.   WCT shall use
its reasonable best efforts to obtain from its largest wholesale customers written commitments to long term contracts with specified minimum purchase requirements or "take or pay" clauses.

     SECTION 6.14   Termination Notice.   Frontier hereby agrees
to waive any remedies regarding WCT's breach of any covenant or failure to meet any condition under the Original Merger Agreement, including, but not limited to, its right to any termination fee under Section 8.3 of the Original Merger Agreement pursuant to the termination notice dated as of February 20, 1995, delivered by Frontier to WCT; provided, however, that this waiver shall be deemed null and void and without any force or effect if the conditions contained in Section 7.2.11 and
Section 7.3.4 of this Agreement shall not be satisfied or waived.

ARTICLE VII   -   CONDITIONS PRECEDENT
- --------------------------------------
     SECTION 7.1    Conditions to Each Party's Obligation to
Effect the Merger.   The respective obligations of each party to
effect the Merger shall be subject to the waiver or satisfaction prior to the Closing Date of the following conditions:
     7.1.1 The Regulators having jurisdiction over the change of control of WCT and its subsidiaries contemplated by this Agreement shall have approved the transactions contemplated hereby and all such approvals shall be in full force and effect; provided, that Frontier and Sub shall not be
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               obligated to effect the Merger, if, in the good
               faith judgment of either of the Boards of Directors of Frontier or Sub, there is contained in an authorization of any such Regulator any term, condition or provision which shall have a Material Adverse Effect on the operations of WCT, or on any of the Significant Subsidiaries, or on Frontier or on any one or more of Frontier's subsidiaries then subject to the jurisdiction of such Regulator.
     7.1.2 The applicable waiting period under the HSR Act shall have expired or been terminated.
     7.1.3 This Agreement shall have been approved by the affirmative vote of the holders of two-thirds of the outstanding Shares entitled to vote thereon.
     7.1.4 No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger.

     SECTION 7.2    Conditions to the Obligations of Frontier and
Sub.   The obligations of Frontier and Sub to effect the Merger
shall be subject to the waiver or satisfaction prior to the Closing Date of the following conditions:
     7.2.1     The representations and warranties of WCT set
               forth in this Agreement (and in any exhibit or schedule attached hereto or in any certificate delivered pursuant hereto) that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date when made and (except to the extent such
               representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Frontier shall have received a certificate signed on behalf of WCT by an
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               executive officer of WCT to that effect.
     7.2.2 WCT, Frockt and Edgecomb shall have performed in all material respects all obligations required to be performed by it or him, as applicable, under this Agreement and the Shareholder's Agreements, and each of the Shareholder's Agreements and the Non-Compete Agreements shall be in full force and effect, and Frontier shall have received certificates to such effect (i) with respect to
               WCT regarding this Agreement, signed on behalf of WCT by an executive officer of WCT, (ii) with respect to Frockt regarding the Shareholder's Agreement and the Non-Compete Agreement to which Frockt is a party, signed by Frockt, and (iii)
               with respect to Edgecomb regarding the
               Shareholder's Agreement and the Non-Compete
               Agreement to which Edgecomb is a party, signed by
               Edgecomb.
     7.2.3 There shall not have been instituted any action or proceeding by any governmental authority before any federal or state court, and no order or
               preliminary or permanent injunction shall have
               been entered in any action or proceeding before
               any federal or state court or governmental,
               administrative or regulatory authority or agency, located or having jurisdiction within the United States or any country or economic region in which either WCT or Frontier, directly or indirectly, has material assets or operations, and no other action shall have been taken, proposed or threatened, and no statute, rule, regulation, legislation, interpretation, judgment or order shall have been proposed, sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Sub, WCT or any subsidiary or affiliate of Sub or WCT or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or any country or
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               economic region in which either WCT or Frontier,
               directly or indirectly, has material assets or operations, which could reasonably be expected to have the effect of: (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or making materially more costly, the consummation of any of the transactions contemplated by this Agreement or materially delaying the Merger; (ii) prohibiting or materially limiting the ownership or operation by WCT or any of its subsidiaries, or by Frontier,
               Sub or any of Frontier's subsidiaries of all or
               any material portion of the business or assets of WCT or any of its material subsidiaries or
               Frontier or any of its subsidiaries, or compelling Sub, Frontier or any of Frontier's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of WCT or any of its material subsidiaries or Frontier or any of its subsidiaries, as a result of the transactions contemplated by this Agreement; (iii) requiring divestiture by Frontier or any of its subsidiaries, directly or indirectly, of the
               Surviving Corporation; or (iv) which would
               reasonably be expected to materially adversely affect the business, financial condition or results of operations of WCT and its subsidiaries taken as a whole or the value of WCT to Sub or Frontier.
     7.2.4 There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, or (ii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect or materially adversely affect (or materially delay) the consummation of the Merger.
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     7.2.5     Sub shall have purchased Frockt's Shares in
               accordance with the terms and conditions of the Shareholder's Agreement signed by him.
     7.2.6     WCT shall have filed the Restatements with the
               SEC, as required, no later than March 31, 1995
               (the date on which the Restatements are filed, whether on March 31, 1995 or prior thereto, being known herein as the "Restatement Date"), in a form reasonably satisfactory to Frontier.
     7.2.7 PaineWebber Incorporated (the "Financial Adviser") shall have delivered to the Board of Directors of WCT its written opinion (or oral opinion confirmed in writing) that the Merger Consideration is fair to the holders of Shares from a financial point of view (the "Fairness Opinion") by no later than noon, New York City time on March 2, 1995, and shall have updated and delivered the Board of Directors of WCT such update to the Fairness Opinion to reflect the Restatements by no later than the Restatement Date. WCT shall have been authorized by the Financial Adviser to permit, subject to prior review and consent by such Financial Adviser (such consent not to be unreasonably withheld), the inclusion of the Fairness Opinion (or a reference thereto) in the Proxy Statement referred to in Section 3.14.
     7.2.8 For the Measurement Period (as defined below), the net revenues (net of credit adjustments) of WCT and its subsidiaries, taken as a whole, and
               determined in accordance with GAAP and calculated as if WCT's financial statements as of December
               31, 1994 incorporated those items reflected in the review by Price Waterhouse, LLP of WCT's financial statements as of December 31, 1994 those items reflected in the review by Price Waterhouse, LLP of WCT's financial statements as of December 31, 1994 shall be not less than $37,000,000. For the Measurement Period, the monthly average of the gross margins of WCT and its subsidiaries, taken as a whole, and determined in accordance with GAAP
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               and calculated as if WCT's financial statements as
               of December 31, 1994 incorporated those items reflected in the review by Price Waterhouse, LLP of WCT's financial statements as of December 31, 1994 exclusive of margins on sales made by WCT to Frontier Communications International, shall be not less than 26%.  The monthly average of the
               cash collected by WCT and its subsidiaries, taken as a whole, on their wholesale customers' accounts receivable for the Measurement Period shall not be less than 82% of the monthly average of the cash collected by WCT and its subsidiaries, taken as a whole, on their wholesale customers' accounts receivable during the months of October through December, 1994, inclusive. Frontier shall have received certificates signed on behalf of WCT by the Chairman and Chief Executive Officer and the Chief Financial Officer of WCT to the effect that, as of the Closing, such officers have no knowledge of any circumstance that might cause the conditions contained in this Section 7.2.8 to be untrue. The "Measurement Period" shall be (i) the three calendar months ending on March 31, 1995, if the Merger shall be consummated on or before May 25, 1995, (ii) the three calendar months ending immediately prior to the Effective Time if the Merger shall be consummated on or after the 25th day of a calendar month, or (iii) the three calendar months ending immediately prior to the calendar month before the calendar month in which the Effective Time shall occur if the Merger shall be consummated prior to the 25th day of a calendar month.
     7.2.9 WCT shall have timely filed all SEC Reports required to be filed after the date of this Agreement.
     7.2.10 WCT shall have executed and delivered to Frontier the Note evidencing the Loan contemporaneously with the making thereof.
     7.2.11    The Board Action shall have been taken on or
               before noon, Pacific Standard Time, March 3, 1995.
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     7.2.12    WCT shall have applied the proceeds of the Loan to
               the reduction of its trade accounts payable.

     SECTION 7.3    Conditions to the Obligations of WCT.   The
obligations of WCT to effect the Merger shall be subject to the waiver or satisfaction prior to the Closing Date of the following conditions:
     7.3.1 The representations and warranties of Frontier and Sub set forth in this Agreement (and in any exhibit or schedule attached hereto or in any certificate delivered pursuant hereto) that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date when made and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and WCT shall have received certificates to such effect (i) with respect to Frontier, signed on behalf of Frontier by an executive officer of Frontier and (ii) with respect to Sub, signed on behalf of an executive officer of Sub.
     7.3.2 Frontier and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement, and WCT shall have received certificates to such effect
               (i) with respect to Frontier, signed on behalf of Frontier by an executive officer of Frontier and
               (ii) with respect to Sub, signed on behalf of an executive officer of Sub.
     7.3.3 Frontier shall have made to Loan to WCT within one business day after the Restatement Date.
     7.3.4 Frontier shall have received the approval of this Agreement by its Board of Directors on or before 2:00 P.M., Pacific Standard Time, March 3, 1995.
     7.3.5 Frockt shall have been released from his personal guarantee of the obligations of WCT under a Business Loan Agreement dated as of June 16, 1994,

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               as it may be amended, with Bank of America
               National Trust and Savings Association.

ARTICLE VIII   -   TERMINATION, AMENDMENT AND WAIVER
- ----------------------------------------------------
     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented to the shareholders of WCT in connection with the Merger:
     (a)  By mutual written consent of Frontier, Sub and WCT; or
     (b) By Frontier or WCT if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country in which either WCT or Frontier, directly or indirectly, has material assets or operations, shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;
     (c) By Frontier, upon a breach of any representation, warranty, covenant or agreement on the part of WCT set forth in this Agreement (or in any exhibit or schedule attached hereto or in any certificate delivered pursuant hereto), or if such representation or warranty of WCT shall have become untrue, unless, in either case, a cure is capable of being made and is effected prior to the earlier of (i) ten days following notice of such breach and (ii) June 30, 1995.
     (d) By either Frontier or WCT, if the Merger shall not have been consummated before June 30, 1995, provided, that the terminating party may terminate this Agreement pursuant to this
Section 8.1(d) only if there shall not have been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the terminating party set forth in this Agreement (or in any certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby), unless, in either case, a cure is capable of being made and is effected prior to the earlier of (i) ten days following notice of such breach and (ii) June 30, 1995.
     (e) By either Frontier or WCT, if this Agreement shall fail to receive the requisite vote for approval and adoption by the
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
shareholders of WCT as provided in Section 7.1.3 of this Agreement.
     (f) By Frontier, if (i) the Board of Directors of WCT or any committee thereof shall have withdrawn, modified or changed its approval or recommendation of the Merger or this Agreement in any manner adverse to Frontier or Sub, or shall have approved or recommended any takeover proposal, business combination or other acquisition of WCT (other than the Merger) or shall have directed its officers to effect any of the foregoing, (ii) any corporation (including WCT or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), other than Frontier or any of its subsidiaries or affiliates, shall have acquired beneficial ownership (determined for the purposes of this Section 8.1(f) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding Shares, (iii) any such corporation, partnership, person, entity or group shall have entered into a definitive agreement or an agreement in principle with WCT with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving WCT or any of its subsidiaries, or (iv) the Board of Directors of WCT shall have directed its officers to enter into a definitive agreement or an agreement in principle with any person or group (other than Frontier or Sub) with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving WCT or any of its subsidiaries.
     (g) By WCT, if prior to the Closing Date, any person shall have made a bona fide offer to acquire WCT (i) that the Board of Directors of WCT has determined in its good faith judgment is more favorable to WCT's shareholders than the Merger and (ii) as a result of which, after consultation with independent counsel, such Board is obligated by its fiduciary duty under applicable law to terminate this Agreement.
     (h) By Frontier, if there no longer remains any reasonable probability that the conditions contained in Section 7.2.8 will be satisfied.
     (i) By Frontier, if the Board of Directors of WCT, at a meeting duly called and held no later than noon, Pacific Standard Time on March 3, 1995, has not unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Merger Consideration to be paid to the holders of Shares, are fair to and in the best interests of the holders of the Shares, (ii) adopted this Agreement, approved each of the Shareholder's Agreements and each of the Non-Compete Agreements and the letter amendment to the September 2, 1994, letter confidentiality agreement between WCT and Frontier, and approved the transactions contemplated hereby and thereby and
(iii) resolved to recommend that the shareholders of WCT vote their Shares in favor of the Merger and approve this Agreement and the transactions contemplated hereby, so as to render inapplicable to the transactions contemplated hereby or thereby the limitations on "interested shareholder transactions" contained in RCW 23B.17.020 of Washington Law.
     (j) By WCT, if, by 2 P.M., Pacific Standard Time, on March 3, 1995, the Board of Directors of Frontier or the Delegated Representative has not approved and adopted this Agreement, each of the Shareholder's Agreements and Non-Compete Agreements and the letter amendment to the September 2, 1994, letter confidentiality agreement between WCT and Frontier, and approved the transactions contemplated hereby and thereby.
     The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after execution of this Agreement.

     SECTION 8.2    Effect of Termination.   In the event of the
termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in
Section 8.3 and Section 9.1; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

     SECTION 8.3    Fees and Expenses.   (a) WCT agrees that if
this Agreement  shall be terminated pursuant to either: (i)
Section 8.1(c) (other than as a result of a breach by WCT of its representations and warranties contained in Section 3.16 of this

Agreement or as a result of the failure of the conditions contained in Section 7.2.8 of this Agreement) by Frontier, (ii)
Section 8.1(e) by Frontier only under the following circumstance
- - the Proxy Statement soliciting approval by the WCT shareholders of the Merger is one also soliciting approval of a Third Party Acquisition proposal (a "Competing Proposal") and the WCT shareholders do not approve the Merger and rather approve the Competing Proposal, (iii) Section 8.1(f)(i), (iii) or (iv) or
Section 8.1(i) by Frontier or (iv) Section 8.1(g) by WCT; then in any of cases (i), (ii), (iii) or (iv) above and at any time prior to or within nine months after the termination of this Agreement a Third Party Acquisition is effected with any person or WCT enters into definitive agreements with respect to a Third Party Acquisition with any person, WCT shall pay to Frontier, within ten business days following the execution and delivery of such agreement or such termination, as the case may be, a fee, in cash, of $3,700,000, provided, however, that WCT in no event shall be obligated to pay more than one such $3,700,000 fee with respect to all such agreements and occurrences and such termination which shall occur in accordance with this Section 8.3(a).
     (b) WCT agrees that if this Agreement shall be terminated pursuant to Section 8.1(c) as a result of a breach by WCT of its representations and warranties contained in Section 3.16 of this Agreement, pursuant to Section 8.1(h) of this Agreement, or as a result of the failure of the conditions contained in Section
7.2.8 of this Agreement, and at any time prior to or within nine months after the termination of this Agreement a Third Party Acquisition is effected with any person or WCT enters into definitive agreements with respect to a Third Party Acquisition with any person, then WCT shall pay to Frontier, within ten business days following the execution and delivery of such agreement or such termination, as the case may be, a fee, in cash, of $2,500,000, provided, however, that WCT in no event shall be obligated to pay more than one such $2,500,000 fee with respect to all such agreements and occurrences and such termination which shall occur in accordance with this Section 8.3(b).
     (c) For purposes of this Section 8.3, the term "Third Party Acquisition" shall mean the occurrence of any of the following
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
events: (i) the acquisition of WCT by merger, tender offer or otherwise by any person other than Frontier, Sub or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of all or substantially all of the total assets of WCT or any one or both of its Significant Subsidiaries, in each case taken as a whole; or (iii) the acquisition by a Third Party of a majority of the outstanding Shares.
     (d) Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 8.4    Amendment.   Subject to Section 6.3, this
Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of WCT, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.5    Waiver.   Subject to Section 6.3, at any time
prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein to the extent such conditions are for the benefit of the party so waiving them. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No waiver by a party of any condition, or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

ARTICLE IX   -   GENERAL PROVISIONS
- -----------------------------------
     SECTION 9.1    Non-Survival of Representations, Warranties
and  Agreements.    The representations, warranties and
agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 8.1, as the case may be, except that the agreements set forth in Article I, Section 6.7 and Article IX shall survive the Effective Time indefinitely and those set forth in Section 6.4,
Section 8.3 and Article IX shall survive termination indefinitely.

     SECTION 9.2    Notices.   All notices, requests, claims,
demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Frontier or Sub:
          Frontier Corporation
          180 South Clinton Avenue
          Frontier, New York  14646
          Attention:   Louis L. Massaro
          Telecopier:  (716) 325-7639

     with a copy to:
          Helen A. Zamboni, Esq.
          Frontier Corporation
          180 South Clinton Avenue
          Frontier, New York  14646
          Telecopier:  (716) 546-7823

     if to WCT:
          WCT Communications, Inc.
          135 East Ortega Street
          Santa Barbara, California  93101
          Attention:   Richard Frockt
          Telecopier:  (213) 689-2337
     with copies to:
          Thomas J. Poletti, Esq.
          Freshman, Marantz, Orlanski, Cooper & Klein
          9100 Wilshire Boulevard
          8th Floor East
          Beverly Hills, California  90212-3480
          Telecopier:  (310) 274-8293

     and to:
          Joseph D. Abkin, Esq.
          Fell, Marking, Abkin & Montgomery
          222 East Carrillo Street
          Suite 400
          Santa Barbara, California  93101-2142
          Telecopier:  (805) 965-7237

     SECTION 9.3    Certain Definitions.   For purposes of this
Agreement, the term:
     (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;
     (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;
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
     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;
     (d) "GAAP" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with and interpreted in the manner in which Price Waterhouse, LLP conducted its review of WCT's financial statements as of December 31, 1994;
     (e) "knowledge" means actual knowledge after reasonable inquiry of the officers of WCT;
     (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and
     (g) "subsidiary" or "subsidiaries" of WCT, the Surviving Corporation, Frontier or any other person means any corporation, partnership, joint venture or other legal entity of which WCT, the Surviving Corporation, Frontier or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.4    Severability.   If any term or other
provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of
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
being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 9.5    Entire Agreement; Assignment.   This
Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Frontier and Sub may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Frontier, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 9.6    Parties in Interest.   This Agreement shall
be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.7    Governing Law.   This Agreement shall be
governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the consummation of the Merger is governed by Washington Law.

     SECTION 9.8    Headings.   The descriptive headings
contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto
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in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Frontier, Sub and WCT have caused this
Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                         FRONTIER CORPORATION

                         By:  /s/Louis L. Massaro
                             ------------------------------
                         Name:  Louis L. Massaro
                         Title:   Corporate Vice President


                         ROCHESTER SUBSIDIARY TWENTY-EIGHT, INC.

                         By:  /s/Louis L. Massaro
                             -------------------------------
                         Name:  Louis L. Massaro
                         Title:   Vice President


                         WCT COMMUNICATIONS, INC.

                         By: /s/Richard Frockt
                             -------------------------------
                         Name:  Richard Frockt
                         Title:   Chairman and
                                   Chief Executive Officer